EXHIBIT 99.1

WYNDHAM INTERNATIONAL COMPLETES $425 MILLION

MORTGAGE REFINANCING WITH LEHMAN BROTHERS

Refinances Significant 2003 and 2004 Mortgage Maturities

DALLAS (June 12, 2003)—Wyndham International, Inc. (AMEX:WBR) announced today the completion of a $425 million mortgage refinancing secured by 19 hotel properties. The loan was made by affiliates of Lehman Brothers. The new loan has an initial maturity date of June 9, 2005, and Wyndham, in its sole discretion, may extend the maturity date to July 8, 2008.

The refinancing closely follows Wyndham’s June 2, 2003 press release announcing the successful amendment of its senior corporate credit facilities. Upon the satisfaction of certain conditions, the maturity date of the credit facilities will be extended to April 1, 2006. This refinancing satisfies approximately 65 percent of the pay down required to achieve the maturity extensions under the amendment.

“This mortgage refinancing is yet another significant achievement for our company. With today’s announcement, we are highly confident that the remaining conditions to the maturity extension of our corporate credit facilities will be accomplished well before the nine month deadline,” stated Fred J. Kleisner, Wyndham’s chairman and chief executive officer. “Without any significant debt maturities due until 2006, we can now focus our efforts on running our business through operational initiatives and innovative marketing programs in preparation for the expected economic recovery.”

Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Based in Dallas, Wyndham International owns, leases, manages and franchises hotels and resorts in the United States, Canada, Mexico, the Caribbean and Europe. For more information, visit www.wyndham.com. For reservations, call 800-WYNDHAM.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.